UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HARVEST NATURAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT

HARVEST NATURAL RESOURCES, INC.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(281) 899-5700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:30 a.m., Central Time, Wednesday, July 16, 2014

PLACE	Harvest Natural Resources, Inc. 1177 Enclave Parkway Suite 300 Houston, Texas 77077

ITEMS OF BUSINESS	(1) To elect seven directors;
(2) To ratify the appointment of UHY LLP, independent registered public accounting firm, as our auditors for fiscal year 2014; and
(3) To consider such other business as may properly come before the meeting.

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on Friday, May 23, 2014.

VOTING BY PROXY	Please submit the proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the internet, (2) by telephone or (3) by mail. For specific instructions, please refer to Questions and Information beginning on page 44 of this proxy statement and the instructions in the Notice of Internet Availability of Proxy Materials.

STOCKHOLDER LISTING	A list of our stockholders as of Friday, May 23, 2014, will be available for inspection by our stockholders at the Company’s headquarters, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, during the ten days immediately preceding the date of the Annual Meeting.

By Order of the Board of Directors

JAMES A. EDMISTON
President and Chief Executive Officer

On or about June 6, 2014, the Company will mail to its stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Company’s proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2013 online.

2014 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT

The Board of Directors (the “Board”) of Harvest Natural Resources, Inc. (“Harvest” or the “Company”) is providing these proxy materials to you in connection with our annual meeting of stockholders, which will take place on July 16, 2014, and soliciting your proxy with respect to the meeting. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, corporate governance, our Board and its committees, information on the compensation of directors, a discussion and analysis of our compensation program for our executives, information on the compensation paid to our named executive officers and certain other required information. Our 2013 Annual Report on Form 10-K is being provided to you simultaneously with this proxy statement.

There are two proposals scheduled to be voted on at the meeting:

•	The election of seven directors; and

•	The ratification of the appointment of our independent registered public accounting firm;

In addition, we will consider such other business as may properly come before the meeting.

Important Notice Regarding the Internet Availability of Proxy Materials. The Company has saved significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with Securities and Exchange Commission rules. On or about June 6, 2014, the Company will mail to its stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Company’s proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2013 online. The Notice, which cannot itself be used to vote your shares, also provides instructions on how to vote by Internet or by telephone and how to request a paper copy of the proxy materials, if you so desire. As described in the Notice, the Company’s proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2013 are available to you at http://www.proxyvote.com.

CORPORATE GOVERNANCE

Corporate governance is part of our culture and a guiding principle in our behavior. The Board has adopted Guidelines for Corporate Governance, which require that independent directors comprise a majority of the Board and that the Chairman of the Board be elected from the independent directors. In addition, the Guidelines for Corporate Governance require that each standing committee of the Board be comprised solely of independent directors. Other matters included in the Guidelines for Corporate Governance are Board and director responsibilities, director qualifications, operation of the Board, director compensation, the operation and responsibilities of Board committees and management responsibilities.

The Board has also adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Board last amended the Code of Business Conduct and Ethics in December 2010. The Board has not granted any waivers to the Code of Business Conduct and Ethics.

The Guidelines for Corporate Governance, the Code of Business Conduct and Ethics and the charters of all the Board committees are accessible on our website under the Corporate Governance section at http://www.harvestnr.com. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on our website.

Board of Directors

General

Our Board is comprised of seven members.

During 2013, the Board held 18 regularly-scheduled and special meetings. The average attendance in 2013 of all directors at Board and committee meetings was 100 percent. None of our directors attended fewer than 100 percent of the aggregate number of the meetings of the committees on which he serves.

The non-management directors of the Board meet in regularly-scheduled executive sessions without a member of Company management present. The presiding director at all of these meetings is our Chairman of the Board. Each year the Board conducts a self-evaluation as a means to determine its effectiveness.

Leadership Structure

As prescribed by our Bylaws, the Chairman of the Board has the power to preside over all meetings of the Board. Our Board has selected Mr. Stephen D. Chesebro’ to serve as Chairman of the Board. Mr. Chesebro’ has served in this capacity since 2001. The Board has determined that this structure is appropriate for the Company as it allows our Chief Executive Officer (“CEO”) to focus on his position as an advocate for management’s perspective with regard to the Company’s goals while ensuring that the Board, and therefore the Company, is steered by an objective, independent guide. Additionally, the Board believes that this structure fosters dialogue and debate among the directors.

Risk Oversight

The Board considers oversight of the Company’s risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic, political and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management and risk mitigation strategies. Following its discussion of these reports, the Board may offer guidance and suggestions to management, but generally will defer to management to implement any risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role.

Part of the Audit Committee’s responsibilities, as set forth in its charter, is to discuss with management the major financial risk exposures faced by the Company and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, management identifies for the Audit Committee the material business risks for the Company and identifies the Company’s internal controls that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee regularly reports to the full Board.

Director Independence

Of our seven directors, six have been affirmatively determined by the Board to be independent, including our non-executive Chairman of the Board. The directors our Board has determined to be independent are Stephen D. Chesebro’, Dr. Igor Effimoff, H. H. Hardee, Robert E. Irelan, Patrick M. Murray and J. Michael Stinson. The Board’s determination of independence is based upon the standards set forth in its Guidelines for Corporate Governance, which may be found under the Corporate Governance section on our website at http://www.harvestnr.com. The Guidelines for Corporate Governance include the New York Stock Exchange independence standards. In making its determination of independence, the Board took into account responses of the directors to questions concerning their employment history, compensation, affiliations and family and other relationships.

Communications with the Board

Stockholders and other individuals may contact our Chairman of the Board, or other independent non-management directors, individually or as a group, for any reason, including to make complaints regarding our accounting, internal accounting controls or auditing matters. The Board may be contacted by mail at our principal executive offices or at our website through an e-mail link under the Corporate Governance section at http://www.harvestnr.com. All of the independent directors have approved a process for collecting, organizing and relaying stockholder communications.

Attendance at Annual Meeting of Stockholders

It is the policy of the Board that, to the extent possible, all directors attend the annual meeting of stockholders. All directors on the Board at the time of the 2013 Annual Meeting of the Stockholders attended the meeting.

Board Committees

The Board has three standing committees: (1) Audit, (2) Human Resources and (3) Nominating and Corporate Governance. The membership at the conclusion of 2013 and the function of each committee are described below.

Name of Director	Audit	Human Resources	Nominating and Corporate Governance
Stephen D. Chesebro’			X
James A. Edmiston
Igor Effimoff	X	X
H. H. Hardee	X		X
Robert E. Irelan		X
Patrick M. Murray	X		X
J. Michael Stinson	X	X

Number of Meetings in 2013	15	5	5

X = Committee member

The Audit Committee

The Audit Committee assists the Board in its oversight of:

•	our accounting and financial reporting policies and practices;

•	the integrity of our financial statements;

•	the independent registered public accounting firm’s qualifications, independence and objectivity;

•	the performance of our internal audit function and our independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements.

The Audit Committee acts as a liaison between our independent registered public accounting firm and the Board, and it has the sole authority to appoint or replace the independent registered public accounting firm and to approve any non-audit relationship with the independent registered public accounting firm. Our internal auditor and the independent registered public accounting firm report directly to the Audit Committee.

Our Audit Committee has established procedures for our employees or consultants to make a confidential, anonymous complaint or raise a concern over accounting, internal accounting controls or auditing matters concerning us or any of our companies and is responsible for the proper implementation of such procedures. The Audit Committee is also responsible for understanding and assessing our processes and policies for communications with stockholders, institutional investors, analysts and brokers.

The Audit Committee has access to our records and employees, and has the sole authority to retain independent legal, accounting or other advisors for committee matters. We will provide appropriate funding for the payment of the independent registered public accounting firm and any advisors employed by the Audit Committee.

The Audit Committee makes regular reports to the Board. Each year the Audit Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

The Board has determined that each member of the Audit Committee meets the independence standards of the Securities and Exchange Commission’s (“SEC”) requirements, the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has further determined that each member of the Audit Committee is financially literate and that Mr. Murray qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of SEC Regulation S-K. Information on the relevant experience of Mr. Murray is set forth in the discussion below under Proposal No. 1.

The Audit Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com).

The Human Resources Committee

The primary responsibilities of the Human Resources Committee are to:

•	annually review the performance of the CEO and make recommendations to the Board on all elements of his compensation;

•	annually review the compensation of the Board and make recommendations to the Board on compensation;

•	review and assess succession and business continuity planning;

•	establish and recommend to the Board all elements of executive compensation;

•	make recommendations to the Board with respect to incentive and equity compensation plans;

•	review and monitor overall compensation and benefit plans, and human resources policies and procedures; and

•	review and discuss with management the compensation discussion and analysis in our proxy statement.

The Human Resources Committee has the sole authority to retain a consulting firm to assist and advise on committee matters, including the evaluation of director, CEO, officer and employee compensation. In 2013, the Human Resources Committee engaged Frost Human Resource Consulting as its consulting firm on executive and director compensation to benchmark our executive officer compensation levels with similar positions in our industry peer group.

Executive and director compensation is reviewed at least annually by the Human Resources Committee. The Human Resources Committee makes all decisions regarding the compensation of our executive officers, including base salary, performance-based incentive awards and long-term incentive stock awards. Those decisions are submitted to the Board for approval. The Human Resources Committee also makes all decisions on director compensation and submits those decisions to the Board for approval. The compensation consultant to the Human Resources Committee, if requested, makes recommendations as to the form and amount of executive and director compensation. Our CEO makes separate recommendations to the Human Resources Committee on the form and amount of executive compensation for other executive officers. See the “Compensation Discussion and Analysis” section of this proxy statement for information regarding the Human Resources Committee’s processes and procedures for considering and determining executive compensation.

Each year the Human Resources Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

The Board has determined that each member of the Human Resources Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance.

The Human Resources Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com).

The Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee are to:

•	develop the criteria and procedures for the identification and recruitment of candidates for election to serve as directors who will promote the best interest of the stockholders;

•	review qualifications and recommend director candidates to the Board, including those recommended by our stockholders, to be nominated for election by the stockholders or to fill any vacancy;

•	recommend directors to serve on and chair Board committees;

•	evaluate annually the performance of the Board; and

•	develop and recommend guidelines for corporate governance and a code of business conduct and ethics applicable to all of our directors, officers and employees.

Each year the Nominating and Corporate Governance Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

The Board has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance.

The Nominating and Corporate Governance Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com).

The Nominating and Corporate Governance Committee will consider nominations for director proposed by our stockholders if such nominations are submitted within the time limits and in the manner prescribed by applicable rule, law and the Company Bylaws. To be timely, a stockholder’s nomination for director must be delivered to or mailed and received by the Secretary of the Company at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2015 annual meeting, would be no later than April 17, 2015). A stockholder’s nomination of a director to the Secretary shall (a) identify the nominee or nominees and provide a brief description of their business experience and background, (b) the name and address of the stockholder as they appear on our books, (c) the class and number of shares that are beneficially owned by such stockholder, (d) any material relationship between the nominee(s) and the stockholder and the Company and (e) contact information of the nominee(s) for follow-up information requests by the Board. In addition, if the stockholder’s ownership of our shares, as set forth in the notice, is solely beneficial, documentary evidence of such ownership must accompany the notice. Please see page 46 for additional information on submitting stockholder proposals.

Under the Board’s Guidelines for Corporate Governance, at least a majority of our directors must be independent, and individuals who are more than seventy-two years old or serve on the board of more than three other publicly-held companies are not eligible to serve on the Board. On March 26, 2014, the Board approved a waiver of the mandatory retirement age set forth in our Guidelines for Corporate Governance with respect to Mr. Chesebro’.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of members of the Board. Factors the Nominating and Corporate Governance Committee shall consider in identifying and evaluating director nominees include:

•	High personal and professional ethics, integrity and values;

•	Collective breadth of experience in matters such as:

•	international operations,

•	the energy business,

•	board membership,

•	service as the chief executive or operating officer in a publicly-held company, and

•	auditing, accounting, finance or banking;

•	Independence in fact and intellectually;

•	An interest and the availability of time to be involved with the Company and employees over a sustained period; and

•	The ability and willingness to objectively appraise management and Board performance in the interests of the stockholders.

The Board and the Nominating and Corporate Governance Committee do not have a formal diversity policy. The Board and the Nominating and Corporate Governance Committee consider candidates that will make the board as a whole reflective of a range of talents, skills, diversity and expertise.

In considering these factors, no distinction is drawn between nominees recruited by or for the Board and nominees recommended by stockholders.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing the size, composition and organization of the Board and recommending to the Board policies, changes and other action it deems advisable. During 2012, the Nominating and Corporate Governance Committee considered adding additional Board members, but determined not to do so.

Director Compensation

Our philosophy in determining director compensation is to align compensation with the long-term interests of the stockholders, adequately compensate the directors for their time and effort and establish an overall compensation package that will attract and retain qualified directors. In determining overall director compensation, we seek to strike the right balance between the cash and stock components of director compensation. The Board’s policy is that the directors should hold equity ownership in the Company and that a portion of the director fees should consist of Company equity in the form of restricted stock and stock grants. The Board also believes that directors should develop a meaningful equity position over time and has adopted stock retention guidelines applicable to all directors. These guidelines state directors must retain (i) at least 50 percent of the shares of restricted stock granted to them for at least three years after the restriction lapses and (ii) at least 50 percent of the net shares of stock received through the exercise of an option or stock appreciation right must be retained by a director for at least three years after the exercise date.

Our retainer and meeting fee schedule was changed in 2013. Each non-employee director of the Company received cash compensation as follows:

•	An annual Board retainer of $80,000, plus travel and related expenses;

•	An annual committee retainer of $20,000 for serving as committee chair of the Audit Committee, $15,000 for serving as committee chair of the Human Resources Committee and $10,000 for serving as committee chair of the Nominating and Corporate Governance Committee; and

•	A fee of $1,500 per day for attending extraordinary meetings or for additional business.

Our director compensation includes additional compensation for the non-executive Chairman of the Board in recognition of the significant added responsibilities and time commitments of that position. In addition to his compensation as a director, he receives a retainer of $120,000 a year; this 2013 retainer remained the same as the retainer in 2012, 2011 and 2010.

Under the Harvest Natural Resources 2010 Long Term Incentive Plan, directors are eligible to receive restricted stock, restricted stock units (RSU), stock options and stock appreciation rights (SAR) grants. In July 2013, the Board approved a restricted stock award valued at $80,002 for each director.

The following table sets forth the cash and other compensation paid to the non-employee members of our Board of Directors in 2013.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(5)	Total ($)

Stephen D. Chesebro’	$234,000	(1)	$80,002	$314,002

Igor Effimoff	107,750	(2)	80,002	187,752

H. H. Hardee	107,000		80,002	187,002

Robert E. Irelan	111,500	(3)	80,002	191,502

Patrick M. Murray	134,500	(4)	80,002	214,502

J. Michael Stinson	107,000		80,002	187,002

(1)	Includes $4,500 in business meeting fees and $9,000 for travel days.
(2)	Includes $750 for business meeting fees.
(3)	Includes $1,500 in business meeting fees and $4,500 for travel days.
(4)	Includes $1,500 in business meeting fees and $6,000 for travel days.
(5)	The amounts included in this column represent the aggregate grant date fair value of the grant of 16,667 deferred shares granted to each of our non-employee directors on July 18, 2013. As of December 31, 2013, each of the non-employee directors had aggregate outstanding deferred shares as follows: Mr. Chesebro’ — 16,667; Dr. Effimoff — 16,667; Mr. Hardee — 16,667; Mr. Irelan — 16,667; Mr. Murray — 16,667 and Mr. Stinson — 16,667.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are seven nominees for election to our Board of Directors this year. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

In particular, with regard to Messrs. Chesebro’, Edmiston, Irelan and Stinson and Dr. Effimoff, the Nominating and Corporate Governance Committee considered their strong backgrounds in the oil and gas sector, believing that their individual experiences at management levels with large multinational corporations engaged in oil and gas exploration and production are invaluable in evaluating the performance of management and other aspects of the Company. The Nominating and Corporate Governance Committee considered Mr. Murray’s individual experiences at management levels with large multinational corporations engaged in oil and gas services as a valuable complement to the experiences of the other directors. Additionally, the Nominating and Corporate Governance Committee considered the engineering education and experiences of Messrs. Chesebro’, Edmiston, Stinson and Irelan and Dr. Effimoff important to understand the goals and challenges of the Company and to effectively advise the direction of the Company in the oil and gas industry. With respect to Messrs. Hardee and Murray, the Nominating and Corporate Governance Committee considered their significant experience, expertise and background with regard to financials and financial and accounting matters and business management. The Nominating and Corporate Governance Committee also considered the broad perspective brought by Mr. Hardee’s and Dr. Effimoff’s experiences in consulting to clients and, with respect to Messrs. Hardee and Murray, serving in directorships in many diverse industries. The Nominating and Corporate Governance Committee also considered the many years of experience with the Company and in the industry represented by Mr. Edmiston, our CEO. Additionally, with respect to Messrs. Chesebro’, Edmiston, Irelan, Murray and Stinson and Dr. Effimoff, the Nominating and Corporate Governance Committee considered their experience in international business vital to the Company’s global strategy. With respect to Mr. Stinson, the Nominating and Corporate Governance Committee believes that his experience in governmental relations on an international level provides valuable insight to assist management in establishing and maintaining their relationships with foreign governments, which is a primary focus of the Company.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES.

Stephen D. Chesebro’ Appointed Director in October 2000 Age 72	Mr. Chesebro’ has served as the Chairman of the Board of Harvest Natural Resources, Inc. since 2001. From December 1998 until he retired in 1999, he served as President and Chief Executive Officer of PennzEnergy, the independent oil and gas exploration and production company that was formerly a business unit of Pennzoil Company. From February 1997 to December 1997, Mr. Chesebro’ served as Group Vice President – Oil and Gas and from December 1997 until December 1998 he served as President and Chief Operating Officer of Pennzoil Company, an integrated oil and gas company. From 1993 to 1996, Mr. Chesebro’ was Chairman and Chief Executive Officer of Tenneco Energy. Tenneco Energy was part of Tenneco, Inc., a worldwide corporation that owned diversified holdings in six major industries. Mr. Chesebro’ is an advisory director to Preng & Associates, an executive search consulting firm. In 1964, Mr. Chesebro’ graduated from the Colorado School of Mines. He was awarded the school’s Distinguished Achievement Medal in 1991 and received his honorary doctorate from the institution in 1998. He currently serves on the school’s visiting committee for petroleum engineering, and is a member of the Colorado School of Mines Foundation Board of Governors. In 1994, Mr. Chesebro’ was the first American awarded the H. E. Jones London Medal by the Institution of Gas Engineers, a British professional association. From December 2005 until March 2014, he served as the President of the Chesebro’ Foundation, Inc., a private charitable foundation incorporated in Delaware.

James A. Edmiston Elected Director in May 2005 Age 54	Mr. Edmiston was elected President and Chief Executive Officer of Harvest Natural Resources, Inc. on October 1, 2005. He joined the Company as Executive Vice President and Chief Operating Officer on September 1, 2004. Prior to joining Harvest, Mr. Edmiston was with Conoco and ConocoPhillips for 22 years in various management positions including President, Dubai Petroleum Company (2002-2004), a ConocoPhillips affiliate company in the United Arab Emirates and General Manager, Petrozuata, C.A., in Puerto La Cruz, Venezuela (1999-2001). Prior to 1999, Mr. Edmiston also served as Vice President and General Manager of Conoco Russia and then as Asset Manager of Conoco’s South Texas Lobo Trend gas operations. On March 27, 2014, Mr. Edmiston was appointed to the board of Sonde Resources Corp. He earned a Bachelor of Science degree in Petroleum Engineering from the Texas Tech University and a Masters of Business Administration from the Fuqua School of Business at Duke University. Mr. Edmiston was inducted into the Petroleum Engineering Academy and was recognized as a Distinguished Engineer by the Texas Tech College of Engineering in 2009. Mr. Edmiston is a Member of the Society of Petroleum Engineers.

Dr. Igor Effimoff Appointed Director in February 2008 Age 68	Dr. Igor Effimoff is founder and principal of a firm which provides upstream and midstream consulting services since 2005. From 2002 until 2005 he was Chief Operating Officer for Teton Petroleum Company. Between 1996 and 2001, he was President of Pennzoil Caspian Corporation, managing their interests in the Caspian Region. Between 1994 and 1996 he was the Chief Executive Officer of Larmag Energy, NV, a privately held Dutch oil and gas production company with its primary assets in the Caspian Sea. He has served in senior executive roles with Ashland Exploration Inc., Zilkha Energy Company and Kriti Exploration, Inc. Dr. Effimoff has authored numerous technical and business articles. He is a member of American Association of Petroleum Geology, the Society of Petroleum Engineers, the Society of Exploration Geophysicists and the Geological Society of America. Dr. Effimoff served on the audit and compensation committees of TrueStar Petroleum Corporation in 2007. He currently serves on the board of IPC Oil and Gas Holdings Ltd. He has a Doctorate in Geology from the University of Cincinnati and completed the Harvard Advanced Management Program.

H. H. Hardee Appointed Director in October 2000 Age 59	Mr. Hardee is a Senior Vice President – Financial Advisor with RBC Wealth Management, since 1994. From 1991 through 1994, Mr. Hardee was a Senior Vice President with Kidder Peabody. From 1977 through 1991, Mr. Hardee was a Senior Vice President at Rotan Mosle/Paine Webber Inc. Mr. Hardee was named as one of America’s best financial advisors for 2009, 2010, 2011 and 2012 by Barron’s financial newspaper and by Reuters AdvicePoint. Furthermore, Mr. Hardee has been recognized by NABCAP, the National Association of Board Certified Advisory Practices, as a Premier Wealth Advisor. He currently advises/manages over $400 million in assets. Mr. Hardee’s expertise is advising high net worth individuals and small to mid-sized corporations. Mr. Hardee is a former director of the Bank of Almeda and Gamma Biologicals. He is also a former limited partner and advisory director of the Houston Rockets of the National Basketball Association. Mr. Hardee has a finance degree from the McCombs School of Business at the University of Texas. He has earned an Accredited Wealth Management designation through the Estate and Wealth Strategies Institute of Michigan State University. Mr. Hardee is a National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Robert E. Irelan Appointed Director in February 2008 Age 67	Mr. Irelan has over 37 years of experience in the oil and gas industry. He retired from Occidental Petroleum as Executive Vice President of Worldwide Operations in April 2004, having started there in 1998. Prior to Occidental Petroleum, Mr. Irelan held various positions at Conoco, Inc., from 1967 until 1998. Upon his retirement he opened his own company, Naleri Investments LLC. He also partnered in several entrepreneurial ventures including Rapid Retail Solutions LLC, BISS Product Development LLC and All About Baby LLC. Mr. Irelan earned his Professional Engineering degree in Petroleum Engineering from Colorado School of Mines. He also has advanced studies in Mineral Economics. He was awarded the Distinguished Achievement Award from the school in 1998.

Patrick M. Murray Appointed Director in October 2000 Age 71	In 2007, Mr. Murray retired from Dresser, Inc. He had been the Chairman of the Board and Chief Executive Officer since 2004. Dresser, Inc. is an energy infrastructure and oilfield products and services company. From 2000 until becoming Chairman of the Board, Mr. Murray served as President and Chief Executive Officer of Dresser, Inc. Mr. Murray was President of Halliburton Company’s Dresser Equipment Group, Inc.; Vice President, Strategic Initiatives of Dresser Industries, Inc.; and Vice President, Operations of Dresser, Inc. from 1996 to 2000. Mr. Murray has also served as the President of Sperry-Sun Drilling Services from 1988 through 1996. Mr. Murray joined NL Industries in 1973 as a Systems Application Consultant and served in a variety of increasingly senior management positions. Mr. Murray currently serves on the board and audit committee of Precision Drilling Corporation, a publicly-held contract drilling company. Mr. Murray is also on the board of the World Affairs Council of Dallas Fort Worth. He is on the board of advisors for White Deer Energy, the Maguire Energy Institute at the Edwin L. Cox School of Business, Southern Methodist University, and a member of the Board of Regents of Seton Hall University. Mr. Murray holds a B.S. degree in Accounting and a Master of Business Administration from Seton Hall University. He served for two years in the U.S. Army as a commissioned officer.

J. Michael Stinson Appointed Director in November 2005 Age 70	From September 2006 to December 2011, Mr. Stinson was Chairman of TORP Terminal LP, the U.S. unit of a Norwegian LNG technology company. From 2004 until November of 2009, he served as a director of Enventure Global Technology, Inc., an oil equipment company, most recently as the Chairman of their Audit and Finance Committee. From January 2005 until November 2009, he was Chairman of the Board of

Paulsson Geophysical Services, Inc., a vertical seismic profiling technology company. From February through August 2004, Mr. Stinson served with the U.S. Department of Defense and the Coalition Provisional Authority as Senior Advisor to the Iraqi Ministry of Oil. From 1965 to 2003, Mr. Stinson was with Conoco and ConocoPhillips in a number of assignments in operations and management. His last position at ConocoPhillips was as Senior Vice President, Government Affairs in which he was responsible for government relations with particular emphasis on developing and facilitating international business development opportunities in various countries. Previous positions included Senior Vice President – Business Development, Vice President – Exploration and Production, Chairman and Managing Director of Conoco (UK) Limited, Vice President/General Manager of International Production for Europe, Africa and the Far East, and President and Managing Director of Conoco Norway, Inc. Mr. Stinson earned a Bachelor of Science degree in Industrial Engineering from Texas Tech University and a Masters of Business Administration from Arizona State University. He is a member of the Society of Petroleum Engineers and the American Association of Petroleum Geologists.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed UHY LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2014.

If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain UHY LLP but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF UHY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2013

	Column (a)	Column (b)	Column (c)	Column (d)
	# Of Securities To Be Issued Upon Exercise Of Outstanding Options And Rights	Weighted Average Exercise Price Of Outstanding Options and Rights(3)	Weighted Average Remaining Life	# Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)(4)

Equity compensation plans approved by Security Holders	4,619,303	$8.71	2.2	52,333

Equity compensation plans not approved by Security Holders(1)	113,333	$9.78	0.9	—

Stock Appreciation Right (SAR)(2)	1,127,198	$4.95	3.3	—

TOTAL	5,859,834			52,333

A description of our equity compensation plans is included in our Form 10-K filed March 17, 2014, Part IV, Item 15, Notes to the Consolidated Financial Statements, Note 15 – Stock-Based Compensation and Stock Purchase Plans.

(1)	Options were issued to new hire employees as employment inducement grants under a New York Stock Exchange (“NYSE”) exception. These options were granted from 2007 through 2012 between $5.85 and $10.25 and vest ratably over three years from the grant date. At December 31, 2013, a total of 113,333 options were issued and outstanding as inducement grants, which are included in the table above, and all of these options were exercisable. This compensation plan was not approved by security holders.
(2)	A SAR is a right to receive on the Exercise Date, after vesting thereof, for each share of stock underlying the SAR with respect to which the SAR is exercised, an amount equal to the excess of (a) the Fair Market Value of one share of the stock on the Exercise Date over (b) 100 percent of the Fair Market Value of one share of the stock determined as of the Grant Date (the SAR Exercise Price). The grant date for the 2009 SARS was June 18, 2009 and the exercise price is $4.595 per share. The 2009 SARs vest one-third each year beginning on June 18, 2012 and expire after seven years on June 18, 2016. The grant date for the 2012 SARS was May 17, 2012 and the exercise price is $5.12 per share. The 2012 SARs vest one-third each year beginning on May 17, 2013 and expire after five years on May 17, 2017. The grant date for the 2013 SARs was July 18, 2013 and the exercise price is $4.80 per share. The 2013 SARs vest one-third each year beginning on July 18, 2014, and expire after five years on July 18, 2018. At the sole discretion of the Company, a SAR may be settled in cash or with shares of the underlying stock from an approved plan that allows the payment of a SAR in the medium of stock. This compensation plan was not approved by security holders.
(3)	This reflects the weighted average exercise of the stock options and SARs listed in column (a).

(4)	Securities remaining available for future issuances from the following plans are:

2001 Long-Term Incentive Plan	36,000	Issuable only as Options
2004 Long-Term Incentive Plan	3,000	Issuable only as Options
2010 Long-Term Incentive Plan	13,333	Issuable as Options or Full Value Award

	52,333

In addition to the outstanding options and SARs listed above, there are a total of 314,152 unvested shares of restricted stock awards that were granted under all plans that are outstanding as of December 31, 2013. Of these full value awards, 311,152 shares were granted under equity plans approved by security holders. There were 3,000 unvested shares awarded as inducement grants and not approved by security holders.

A “Stock Unit” is a right to receive on the Payment Date, after vesting thereof, a cash amount equal to the Fair Market Value of one share of the stock on the Payment Date. At December 31, 2013, the Company had 322,338 stock units outstanding. Stock units were granted on June 18, 2009 and vest one-third each year beginning June 18, 2012. Stock units were also granted to employees on May 17, 2012 and vest on May 17, 2015. At the sole discretion of the Company, a stock unit may be settled in cash or with shares of the underlying stock from an approved plan that allows the payment of the stock unit in the medium of stock. This compensation plan was not approved by security holders.

EXECUTIVE OFFICERS

The following table provides information regarding each of our executive officers.

Name	Age	Position

James A. Edmiston *	54	President and Chief Executive Officer

Stephen C. Haynes	57	Vice President, Finance, Chief Financial Officer and Treasurer

Keith L. Head	56	Vice President, General Counsel and Corporate Secretary

Karl L. Nesselrode	56	Vice President, Engineering & Business Development

Robert Speirs	58	Senior Vice President, Eastern Operations

*	See Mr. Edmiston’s biography on page 9.

Stephen C. Haynes has served as our Vice President, Chief Financial Officer and Treasurer since May 19, 2008. Mr. Haynes performed various financial consulting engagements from January 1, 2008 until his appointment with Harvest. Previously, he served as Chief Financial Officer for Cygnus Oil and Gas Corporation for the period February 1, 2006 through December 31, 2007. Before joining Cygnus, Mr. Haynes was the Corporate Controller with Carrizo Oil and Gas for the period January 1, 2005 through January 31, 2006. Mr. Haynes served as an independent consultant from March 2001 through end of 2004. From March 1990 through December 2000, Mr. Haynes served in a series of increasing responsibilities in international managerial and executive positions with British Gas, culminating in his appointments as Vice President-Finance of Atlantic LNG, a joint venture of British Gas and several industry partners in Trinidad and Tobago. Mr. Haynes is a Certified Public Accountant, holds a Master of Business Administration degree with a concentration in Finance from the University of Houston and a Bachelor of Business Administration degree in Accounting from Sam Houston State University. He also attended the Executive Development Program at Harvard University.

Keith L. Head has served as our Vice President, General Counsel and Corporate Secretary since May 7, 2007. He joined Texas Eastern upon graduation from law school and remained with the same organization through mergers with Panhandle Eastern, Duke Energy Corporation and Cinergy Corp. Mr. Head held various business development positions with Duke Energy Corporation from 1995 to 2001. His corporate development work included the identification, evaluation and negotiation of acquisitions in Latin America, North America and the United Kingdom. Mr. Head was Senior Vice President and General Counsel at Duke Energy North America from 2001 to 2004 and Associate General Counsel of Duke Energy Corporation from 2004 through December 2006. After leaving Duke Energy, Mr. Head joined Harvest in May 2007. He currently serves on the non-profit board of MentorCONNECT and formerly served as president of the board for the Texas Accountants and Lawyers for the Arts. He is also a board member of the Houston chapter of The General Counsel Forum. Mr. Head holds a Bachelor of Science degree in Business Administration from the University of North Carolina. He received both a Juris Doctorate and Masters in Business Administration from the University of Texas in 1983.

Karl L. Nesselrode has served as Vice President, Engineering and Business Development of the Company since November 17, 2003. From August 9, 2007 to August 2, 2010, he accepted a long-term secondment to Petrodelta as its Operations and Technical Manager while remaining an officer of Harvest. From February 2002 until November 2003, Mr. Nesselrode was President of Reserve Insights, LLC, a strategy and management consulting company for oil and gas. He was employed with Anadarko Petroleum Corporation as Manager Minerals and Special Projects from July 2000 to February 2002. Mr. Nesselrode served in various managerial positions with Union Pacific Resources Company from August 1979 to July 2000. Mr. Nesselrode earned a Bachelor of Science in Petroleum Engineering from the University of Tulsa in 1979 and completed Harvard Business School Program for Management Development in 1995.

Robert Speirs has served as Senior Vice President, Eastern Operations since July of 2011. Prior to his promotion, his title had been Vice President, Eastern Operations since December 6, 2007. He joined Harvest in June 2006 as President and General Manager, Russia. Previously Mr. Speirs was President of Marathon Petroleum Russia and General Director of their wholly-owned subsidiary, KhantyMansciskNefte Gas Geologia from March 2004 through May 2006. Prior to joining Marathon, Mr. Speirs was Executive Vice President of YUKOS EP responsible for engineering and construction from June 2001. During both these periods, Mr. Speirs spent considerable time in West Siberia where he oversaw substantial increases in production at both companies. From November 1997 until March 2001, Mr. Speirs resided in Jakarta where he served as President of Premier Oil Indonesia. During this period, Premier was active in all phases of the Upstream business, culminating in the commissioning of the West Natuna Gas Project. Prior to 1997, Mr. Speirs was with Conoco for 21 years in various leadership positions in the US, UK, Russia, Indonesia, Singapore and Dubai, UAE. Mr. Speirs earned a Bachelor of Science degree with Honors in Engineering Science from the University of Edinburgh. He also attended the Executive Management Program at INSEAD.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Harvest’s Compensation Discussion and Analysis explains the key elements of our executive compensation program for our President and CEO and our other named officers whose 2013 compensation is in the Executive Compensation Tables starting on page 28.

•	James A. Edmiston, President and Chief Executive Officer (CEO);

•	Stephen C. Haynes, Vice President and Chief Financial Officer;

•	Robert Speirs, Senior Vice President – Eastern Operations;

•	Karl L. Nesselrode, Vice President – Engineering and Business Development; and

•	Keith L. Head, Vice President and General Counsel.

Executive Summary

As a Company, our focus is on acquiring exploration, development, and producing properties in proven and active hydrocarbon systems. We operate from our Houston, Texas headquarters with regional/technical offices in Singapore and field offices in Jakarta, Indonesia; and Port Gentil, Gabon.

Performance Highlights

2013 was a challenging year for the Company with a number of key accomplishments and results:

•	We announced an oil discovery in Gabon of approximately 42 feet of pay in the Gamba formation and 123 feet of pay in the Dentale formation.

•	We acquired an additional 7.1 percent interest in the Budong-Budong production sharing contract and became operator in March 2013 in Indonesia.

•	Following the termination of a Share Purchase Agreement with PT Pertamina due to the transaction not being approved by the Government of Indonesia earlier in the year, we entered into a Share Purchase Agreement with Petroandina Resources and Pluspetrol Resources to sell all of our Venezuelan interests through a sale of our equity interests in Harvest Holdings.

•	The sale of the first closing shares occurred with the signing of the Share Purchase Agreement. At that time, HNR Energia sold to Petroandina, for a cash purchase price of $125 million, a 29 percent equity interest in Harvest Holding, which represents an indirect 11.6 percent equity interest in Petrodelta.

•	On May 7, 2014, Harvest’s stockholders voted to authorize the sale of the remaining interests in Venezuela. Contingent on approval by the Venezuelan government, the second closing will be for the sale of the remaining 51 percent of HNR Energia for a cash purchase price of $275 million.

•	In January 2014, we used a portion of the $125 million from the first closing to redeem all of our 11% senior notes due in 2014. The notes were redeemed for $80.0 million, including principal and accrued and unpaid interest.

•	We discontinued operations in Oman and closed our Muscat, Oman office. We also closed our technical services office in the United Kingdom and consolidated this function with our Houston Headquarters.

•	Our Venezuelan operations increased production by 10.7% over 2012.

•	Total shareholder return for the year was down by 50.2% due primarily to the termination of the sale to PT Pertamina.

Compensation Highlights

•	We increased base salaries for the CEO and other named executive officers 3.0% across the board effective March 2014. This compares to an average 4.0% increase for executives in the exploration and production industry in 2013 and 2014.

•	Annual cash incentive awards were paid in March 2014. The CEO and other named executive officers received 70% of their target incentive. This reflects, in part, the decline in total shareholder return.

•	Long-term incentive awards were granted with approximately 20 percent restricted stock and 80 percent stock options/SARs valued at the closing stock price on July 18, 2013.

The following graphs highlight the Company results for 2013:

Note: Net proved and probable reserves on December 31, 2013 reflect the sale on December 16, 2013 to Petroandina Resources of 11.6% of our 32.0% interest in Petrodelta, resulting in a year-end interest of 20.4%.

The Human Resources Committee (“Committee”) of the Board of Directors has the discretion to exercise their judgment in weighing the achievement of specific performance measures. For 2013, it considered total shareholder return, reserves, social responsibility/governance and safety as well as strategic individual objectives for the named executive officers. Total shareholder return was down 50.2%. Proved and probable reserves were down 38% from the prior year, which reflects the sale on December 16, 2013 to Petroandina Resources of 11.6% of our 32.0% interest in Petrodelta. We calculate TSR as year-end share price minus beginning year share price divided by beginning year share price. Annual net production in 2013 was up approximately 10.7% over the prior year. There were no Foreign Corrupt Practices Act (FCPA) incidents in 2013, and the Company was accident free in 2013.

Compensation Philosophy

Our compensation philosophy is to offer a competitive total compensation package to enable us to attract, motivate and retain key executives. Our compensation objectives include:

•	Offering total compensation that is competitive with the select peer group of globally-focused oil and gas companies with which we compete for executive talent;

•	Providing annual cash incentive awards that take into account performance factors weighted by both corporate and individual goals;

•	Aligning the interest of executive officers and directors with stockholder value creation by providing significant equity based long-term incentives.

The Committee oversees the development and execution of our compensation program. The Committee annually reviews our compensation philosophy and tests its ability to promote meeting the objectives stated above. The Committee recommends compensation for the named executive officers, short-term cash bonuses, long-term cash and non-cash compensation, and submits its recommendations to the Board of Directors for approval. Three independent directors comprise the Committee. The Committee meets as needed, but no less than quarterly to review compensation and benefit programs with management. It subsequently approves any changes. Our Human Resources, Accounting and Legal Department employees handle the day-to-day design and administration of employee compensation and benefit programs available to our employees.

Say-on-Pay Results

We hold our Say-on-Pay vote every other year. At our June 27, 2013 annual stockholders meeting, Harvest received strong support for the 2013 compensation program from over 95% of the stockholders who voted.

Setting Executive Compensation

Our compensation program consists of several forms of compensation: base salary, annual performance based incentive awards, long-term incentives and personal benefits. Base salary and annual performance based incentive awards are generally cash-based. Long-term incentives typically consist of stock options, stock appreciation rights, restricted stock units and/or restricted stock awards. The Committee reviews the compensation recommendations from the CEO and our independent consultants’ advice on competitive trends regarding base salary, annual incentive awards and long-term incentives. The Committee exercises its collective judgment in establishing executive compensation based on performance, compensation history and market information. The recommendations are then made to the full Board of Directors for its approval.

The Role of the Compensation Consultant —Compensation Consultant Independence

In 2013, the Committee again engaged Frost Human Resource Consulting, as the Committee’s independent compensation consultant, to benchmark our executive officer compensation levels with similar positions in our industry peer group. The Committee reviews the relationship annually for any conflicts of interest. To ensure Frost HR Consulting’s independence:

•	The Committee directly retained and has the authority to terminate Frost HR Consulting.

•	Frost HR Consulting reports directly to the Committee and its Chairperson.

•	Frost HR Consulting meets regularly in executive sessions with the Committee.

•	Frost HR Consulting has direct access to all members of the Committee during and between meetings.

•	Interactions between Frost HR Consulting and management generally are limited to data gathering and discussions regarding information which has or will be presented to the Committee.

•	Frost HR Consulting has procedures in place to prevent conflicts of interest.

•	Frost HR Consulting does not have any business or personal relationship with any member of management or the committee.

•	Frost HR Consulting consultants do not own any of our company stock.

Peer Group and Compensation Surveys

The Committee considers market information from compensation surveys and peer company proxy statements when determining compensation for each of the executive officers. In February 2013, the Committee reviewed proxy statement data from a peer group of companies. The surveys used for benchmarking included:

•	Towers Watson 2012 Top Management Compensation Survey

•	William M. Mercer 2012 Energy Industry Compensation Survey

•	Effective Compensation Inc.’s (“ECI”) 2012 Oil and Gas Industry Compensation Survey

Each year, the Committee reviews the composition of the peer group and the compensation paid at these companies, as well as their corporate performance and other comparative factors in determining the appropriate compensation levels for our executives. No company in our peer group shares our unique risk profile, which is a function of our portfolio of producing assets and exploratory prospects as well as the regulatory and political environments in which we operate. Therefore the Committee uses its judgment and business experience in addition to the peer group data in determining executive compensation.

The Committee selects peer companies for their shared similarities, including a common industry oil exploration focus, assets, market capitalization and enterprise value, among other factors. Revenue at the peer companies ranges from $36.6 million to $423.6 million for 2013 versus approximately $280 million for Harvest which is our interest of net revenue from oil sales in our unconsolidated affiliate, Petrodelta, S.A. Our peer companies typically compete with us for executive talent. Our current industry peer group consists of the following companies:

• BPZ Resources, Inc.	• Gulfport Energy, Corp.

• Carrizo Oil and Gas Inc.	• Halcón Resources, LLC

• Contango Oil & Gas Co.	• PDC Energy Inc.

• Endeavour International Corp.	• PetroQuest Energy, Inc.

• EPL Oil & Gas Inc.	• VAALCO Energy, Inc.

• FX Energy, Inc.	• ZaZa Energy Corp.

• Gastar Exploration Ltd.

For 2013, Frost HR Consulting benchmarked the 25th, 50th and 75th percentiles for the data sources mentioned above to provide the Committee with an understanding of competitive pay practices. These surveys, equally weighted with the proxy data, consider each element of compensation and are collectively referred to as the “market data” throughout this Compensation Discussion and Analysis. Frost HR Consulting also provides the Committee with advice on equity incentive compensation trends, including types and value of awards being used by other public companies.

The Role of the Executives in Human Resources Committee Meetings

The Committee invites our CEO, Vice President, Administration and Human Resources and Vice President, General Counsel and Corporate Secretary to attend their meetings. The Vice President, Administration and Human Resources acts as the Committee Secretary and provides reports on plan administration and human resources policies and programs. The Vice President, General Counsel and Corporate Secretary provides legal advice on human resource matters. The CEO makes recommendations with respect to specific compensation decisions. The Committee, without management present, regularly meets in executive session and with its compensation consultant to review executive compensation matters including market data as well as peer group information.

The CEO makes detailed recommendations to the Committee on performance evaluations, base salary changes, and both equity and annual incentive based compensation for executive officers and senior management (other than the CEO). From time to time, the CEO and members of management are invited to participate in Committee meetings to provide information regarding our strategic objectives, financial performance and recommendations regarding compensation plans. Management may be asked to prepare information for any Committee meeting. Depending on the agenda for a particular meeting, these materials may include:

•	Reports on our strategic objectives;

•	Financial reports;

•	Reports on achievement of individual and corporate performance objectives;

•	Information regarding compensation programs and compensation levels for executive officers, directors and other employees at peer companies;

•	Information on the total compensation of the executive officers, including base salary, cash incentives, equity awards, and other compensation, and any amounts payable to the executive officers upon voluntary or involuntary termination, or following a severance with or without a change in control; and

•	Information regarding all annual and equity incentive based compensation, and health and welfare plans.

Executive Compensation Components

Our compensation program components are designed to reward executive officers’ contributions, while considering our specific operating situation and how they manage this situation consistent with our strategy. Factors considered in compensating our executives include individual experience, skill sets that are required for multi-national oil and gas operations and their proven record of performance. It is essential that we recruit and retain executives that understand the risk and complexity of global operations and our unique business strategy. All of our executive officers are mid-to-late career executives, who have worked for larger energy companies and have alternatives, only they decided to join the Company for the challenge and potential reward of working for a small, entrepreneurial organization.

The principal components of compensation and their purpose for executive officers in are:

Element	Form of Compensation	Purpose
Base salary	Cash	Provide competitive, fixed compensation to attract and retain executive talent
Annual performance based incentive awards	Cash	Create strong financial incentive for achieving financial and strategic successes
Long-term incentive compensation	Stock Options, Stock Appreciation Rights (SARs), Restricted Stock Units (RSU) and Restricted Stock Grants	Provides alignment between executive and shareholder interests by rewarding executives for performance based on appreciation in the Company’s share price and for retaining executives
Personal benefits	Eligibility to participate in plans extends to all employees	Broad-based employee benefits for health and welfare and retirement

Base Salary

We pay base salaries to our executive officers to compensate them for specific job responsibilities during the calendar year. In determining base salaries for our executive officers, the Committee considers market and competitive benchmark data for the executive’s level of responsibility targeting between the 50th and 75th percentile of executive officers in comparable companies, with variation based on individual executive skill sets. Compared to 2012 market data, our base salaries were between 89.5% and 99.8% of the target market median.

In March 2014, the CEO and the other named executive officers received an annualized salary increase of 3.0%.

Base Salary-Annualized	Edmiston	Speirs	Haynes	Nesselrode	Head
2013	$570,000	$360,000	$305,000	$280,000	$275,000
2014	$588,000	$370,000	$314,000	$289,000	$283,000

Annual Performance-Based Incentive Awards (Bonus)

Each year, in addition to individual performance objectives, the Committee establishes Company performance measures for determining annual incentive awards as follows:

•	Total Shareholder Return (weight 60%)

•	Reserve Additions/Production/Estimated Market Value (EMV) (weight 30%)

•	Social Responsibility and Governance (including safety) (weight 10%)

These measures and their weightings are reviewed and modified, if appropriate, in light of changing Company priorities and strategic objectives. The corporate targets and weightings are recommended by the CEO and reviewed and approved by the Human Resources Committee. The Committee focuses on these corporate goals in evaluating Company performance for the purpose of compensation. Individual performance results of the named executive officers are measured and assessed by the CEO.

Among these corporate goals, total shareholder return was weighted at 60%. The Company realized a total shareholder return of negative 50.2%, due primarily to the termination of the sale of Venezuela to PT Pertamina.

Reserves/Production/Estimated Market Value (EMV) was weighted at 30%. The primary measurement for this target is year over year 2P reserve additions; although 3P and contingent resources are also taken into consideration. Proved and probable reserves declined by approximately 3%, excluding the effects of the sale to Petroandina. However, production increased by approximately 10.7% over 2012 at Petrodelta, our Venezuela affiliate.

Social Responsibility and Governance was weighted at 10% and is used at the discretion of the Committee in deciding the final corporate rating. As expected, there were no violations of our FCPA and Ethics and Business Conduct policies and the Company was accident free in 2013.

Individual performance and operational results were combined with the Company performance results and weighted equally to determine each executive’s final annual incentive award. Target award levels for annual incentives are set at 100 percent of base salary for the CEO and 60 percent of base salary for the other named executive officers. For 2013 performance, awarded in February 2014, the CEO and the other named executive officer’s individual awards were 70% of their bonus targets.

We believe the Company should have the ability to recover compensation paid to executive officers and key employees under certain circumstances. On May 20, 2010, our stockholders approved the 2010 Long-Term Incentive Plan (the “2010 Plan”). This 2010 Plan allows us to recover any award which the Company deems was not warranted after any restatement of corporate performance.

Long-Term Incentive Compensation

Long-term incentive awards have been granted under our 2001, 2004, 2006 and 2010 Long Term Incentive Plans (“LTIPs”) and the awards are granted to our executive officers to align their personal financial interests with our stockholders. The LTIPs include provisions for stock options, stock appreciation rights, restricted stock, restricted stock units and cash awards.

Our policy on stock awards is focused on determining the right mix of retention and ownership requirements to drive and motivate our executive officers’ behavior consistent with long-term interests of stockholders. The Committee is the administrator of our LTIPs and, subject to Board of Director approval, has full power to determine the size of awards to our executives, to determine the terms and conditions of grants in a manner consistent with the LTIPs, and to amend the terms and conditions of any outstanding award.

The CEO presents individual stock award recommendations for executive officers to the Committee, and after review and discussion the Committee submits their recommendation to the Board of Directors for approval. The Committee’s policy is to grant awards on the date the Board of Directors approves them. Stock options and restricted stock will be granted once each calendar year on a predetermined date or at the effective date of a new hire or promotion, but not within six months of a previous award to the same individual. The price of options and the value of a restricted stock award issued to a new employee will be set at the closing price on the employee’s effective start date. The price of options and the value of a restricted stock award issued to an employee as a result of a promotion will be set at the closing price on the effective date of that promotion. Under no circumstances will a grant date be set retroactively.

The Board of Directors has adopted stock retention guidelines as an additional means to promote ownership of stock by executive officers and directors. The guidelines apply to any award of restricted stock or options to purchase our stock granted to executive officers and directors after February 2004. Under these guidelines, an executive officer or director must retain at least 50 percent of the shares of restricted stock for at least three years after the restriction lapses. Consequences for failure to adhere to these guidelines shall be determined by the Committee in its discretion including, without limitation, actions with respect to future compensation, and future grants of stock options or restricted stock and performance measures. Under our Insider Trading Policy, executive officers and directors are strictly prohibited from speculative trading including short sales and buying or selling puts or calls on the Company’s securities.

The long-term incentive awards for 2013 included stock options, stock appreciation rights (SARs) which can be settled as cash or equity and restricted stock units which can be settled as cash or equity. This mix provides upside potential with the stock options/SARs and a more stable award in the form of restricted stock units. Of the total award value 80 percent was allocated to options/SARs and 20 percent to restricted shares.

As of April 30, 2014, the total shares available for grant as options under the LTIPs approved by our stockholders are as follows:

Total available for grant as options	686,000
Total available for grants as restricted stock	16,000

Personal Benefits

Our executive officers are covered under the same health and welfare and retirement plans, including our 401(k) plan, as all employees. The executive officers also receive supplemental life insurance to cover the risks of extensive travel required in conducting our global business. We pay 100 percent of all premiums for the following benefits for employees and their eligible dependents:

•	All employees are entitled to a medical benefit with unlimited maximum lifetime benefits, with an annual out-of-pocket deductible of $3,000 per individual and $9,000 per family.

•	Life and accidental death and dismemberment (“AD&D”) insurance equal to two times annual salary with a minimum of $200,000 and a cap of $300,000 (or $400,000 with evidence of insurability), and additional coverage equal to five times annual salary ($1.0 million maximum) while traveling outside their home country on Company business.

•	Long-term disability benefits provide a monthly benefit of 60 percent of base salary up to a maximum of $10,000 per month.

•	Participation in our Statutory Profit Sharing Plan 401(k). Eligibility is effective the first day of the month following the date of hire. We use a safe harbor matching formula for Company contributions (dollar for dollar match up to 3 percent of pay, $0.50 for every dollar on the next 2 percent of pay subject to the statutory maximum salary limits). Participant and Company contributions are 100 percent vested from the date of contribution. At termination of employment, employees are eligible to receive their account balance in a lump sum.

•	All employees and their dependents receive annual dental and vision care benefits of $1,500 and $250, respectively, per employee and dependent.

We do not offer a pension plan or a non-qualified deferred compensation plan for executive officers or employees. In 2013, we did not offer perquisites to executive officers or other employees. We offer relocation and foreign service premiums to employees serving in an international location. The amount of the premium will vary depending upon the living conditions, political situation and general safety conditions of the international location. Expatriate employees are also provided housing and utilities allowances where applicable. They also receive a cost of living allowance to cover the differential between normal living expenses in the host and home countries, and will continue to participate in the employee benefit plans available to home country employees.

Total Direct Compensation

Executive Compensation Compared to Market Data

Compared to 2012 market data, total direct compensation ranged between 58% and 86% of the target market median for all named executive officers. In 2013, their compensation (after their March 2013 base salary increases) fell at the following percentiles:

2013 Actual Compensation in Relationship to 2012 Actual Market Data	CEO	Other Named Executive Officers
Base Salary	47th Percentile	45th to 50th percentile
Actual Total Cash	58th Percentile	47th to 61st percentile
Actual Total Direct Compensation	57th Percentile	49th to 57th percentile

Executive Compensation Mix

The general mix of compensation for target-level performances in the annual incentive plan, plus the net annualized present value of long-term compensation grants, can range as follows, depending upon the executive officer. The Committee considered the following general percentage mix in establishing the total compensation for the Company’s executive officers for 2013 target performance. It is important to note that the influences on Company financial performance and stock price performance could significantly change the basic mix of compensation components as a percentage of actual total compensation:

For the CEO, 76 percent of his total direct compensation is considered “at-risk”. The other named executive officers have 63.8 percent of their total direct compensation at risk.

Tax and Accounting Implications of Executive Compensation

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986 which imposes a limit of $1.0 million on the amount that a publicly-held corporation may deduct in any year for the compensation paid or accrued with respect to its named executive officers unless the compensation is performance based. None of our executive officers currently receives compensation exceeding the limits imposed by Section 162(m). While we cannot predict with certainty how executive compensation might be affected in the future by Section 162(m) or applicable tax regulations issued, we may attempt to preserve the tax deductibility of all executive compensation while maintaining our executive compensation program as described in this discussion and analysis.

Employment Agreements

We have entered into Executive Employment Agreements with our current named executive officers; Messrs. Edmiston, Haynes, Speirs, Nesselrode and Head. The contracts have an initial term, which automatically extends for one year upon each anniversary unless a one-year notice not to extend is given by the executive. The current term of the employment agreements is through May 31, 2015.

Entitlements based on Terms in Executive Agreements if we terminate the employment without cause or notice (not related to Change of Control) OR the executive terminates employment for good reason	Edmiston	Haynes	Speirs	Nesselrode	Head

A lump sum amount equal to a certain multiple of base salary	3 times	2 times	2 times	2 times	2 times

An amount equal to a certain number of years times the maximum annual employer contributions made under out 401(k) plan	3 years	2 years	2 years	2 years	2 years

Vesting of all stock options and SARs	Yes	Yes	Yes	Yes	Yes

Vesting of all restricted stock awards and RSUs	Yes	Yes	Yes	Yes	Yes

Reimbursement of Outplacement Services	Yes	Yes	Yes	Yes	Yes

Restrictions on ability to compete with our company after termination of employment	2 years	2 years	2 years	2 years	2 years

See the table titled “Potential Payments under Termination or Change of Control” for details on the above information.

The Committee believes the termination payment included in these employment agreements is needed to attract and retain the executives necessary to achieve our business objectives. However, the Committee also believes termination payments should not be guaranteed. Accordingly, a termination payment will not be paid if a termination occurs after notice and lapse of the notice period to terminate the employment agreement. Also, a termination payment will not be made if the executive officer resigns other than for good reason. Good reason under the employment contracts includes: (1) a material breach of the employment agreement by the Company; (2) failure to maintain or reelect the executive officer to his position; (3) a significant reduction of the executive officer’s duties, position or responsibilities; (4) a substantial reduction, without good business reasons, of the facilities and perquisites available to the executive officer; (5) a reduction by the Company of the executive officer’s monthly base salary; (6) failure of the Company to continue the executive officer’s participation in any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement on substantially the same or better basis relative to other participants; or (7) the relocation of the executive officer more than fifty miles from the location of the Company’s principal office.

Change of Control

Since it is in our best interest to retain executive officers during uncertain times who will act in the best interests of the stockholders without concern for personal outcome, our Executive Employment Agreements provide benefits in the event of loss of employment for employees in good standing due to a change of control. Change of control is defined as the acquisition of 50 percent or more of our voting stock, the cessation of the incumbent board of directors to constitute a majority of the board of directors, or, in certain circumstances, the reorganization, merger, or sale or disposition of at least 50 percent of our assets. Change of control severance benefits apply to terminations taking place between 240 days before a change of control and 730 days after a change of control.

Entitlements based on Terms in Executive Agreements if we terminate the employment without cause or notice related to a Change of Control	Edmiston	Haynes	Speirs	Nesselrode	Head

A lump sum amount equal to a certain multiple of base salary	3 times	2 times	2 times	2 times	2 times

A lump sum amount equal to a certain multiple of the highest annual bonus over the past 3 years or target bonus, whichever is higher	3 times	2 times	2 times	2 times	2 times

An amount equal to a certain number of years times the maximum annual employer contributions made under out 401(k) plan	3 years	2 years	2 years	2 years	2 years

Continuation of accident, life, disability, dental and health benefits for a certain number of years	3 years	2 years	2 years	2 years	2 years

Excise tax reimbursement and gross up on the reimbursement	Yes	Yes	Yes	Yes	Yes

Vesting of all stock options and SARs	Yes	Yes	Yes	Yes	Yes

Vesting of all restricted stock awards and RSUs	Yes	Yes	Yes	Yes	Yes

Reimbursement of Outplacement Services	Yes	Yes	Yes	Yes	Yes

Restrictions on ability to compete with our company after termination of employment	2 years	2 years	2 years	2 years	2 years

The change of control benefits in the employment agreements contain a double trigger in that both a change of control must occur and the executive officer must be terminated without cause or resign for good reason within a specified period of time after the change of control. The Committee believes that the double trigger avoids unnecessarily rewarding an executive officer when a change of control occurs and the executive officer’s status is not changed as a result. However, because of the significant uncertainty that can arise during a period of a potential or actual change of control, the Committee has provided greater benefits to the executive officer in the event of a termination resulting from a change of control. Change of control benefits are detailed in the “Potential Payments under Termination or Change of Control” table in the Compensation of Executive Officers section.

HUMAN RESOURCES COMMITTEE REPORT

The HR Committee has reviewed and discussed with management the Compensation Discussion and Analysis filed in this document. Based on such review and discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

R. E. Irelan, Committee Chairman

Igor Effimoff

J. Michael Stinson

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Board’s Human Resources Committee is or has been an officer or employee of the Company or has a relationship requiring disclosure under Item 404(a) of SEC Regulation S-K. No executive officer of the Company serves on the compensation committee or serves as a director of another entity where an executive officer of that entity also serves on the Human Resources Committee or on the Board.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table summarizes the compensation of the Company’s named executive officers for the three most recently completed fiscal years ended December 31, 2013, 2012 and 2011.

Name & Principal Position	Year	Salary	Bonus (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation ($) (4)	Total
James A. Edmiston	2013	$566,154	$399,000	115,200	$1,117,719	$125,580	$18,149	$2,341,802
President and Chief Executive Officer	2012	548,077	750,750	—	349,175	1,052,982	17,965	2,718,949
	2011	507,000	413,100	326,748	637,382	—	217,835	2,102,065

Stephen C. Haynes	2013	303,077	128,100	33,600	320,633	35,490	18,923	839,823
Vice President, Chief Financial Officer	2012	292,885	241,605	—	99,380	298,393	18,331	950,594
	2011	278,077	120,700	146,589	285,203	—	14,148	844,717

Robert Speirs	2013	357,500	151,200	38,400	377,567	43,680	385,363	1,353,710
Vice President, Eastern Operations	2012	343,333	296,010	—	115,496	351,446	365,319	1,471,604
	2011	326,667	149,494	189,111	370,039	—	350,128	1,385,439

Karl L. Nesselrode	2013	278,077	117,600	33,600	293,663	32,760	17,898	773,598
Vice President, Engineering and Business Development	2012	267,692	221,130	—	91,323	273,347	17,714	871,206
	2011	254,615	115,133	135,399	264,553	—	214,791	984,491

Keith L. Head	2013	273,077	115,500	33,600	287,670	32,760	20,368	762,975
Vice President and General Counsel	2012	262,115	206,700	—	91,323	265,944	20,184	846,266
	2011	246,192	106,250	87,282	170,229	—	40,083	650,036

Notes:

(1)	Harvest pays bonuses one year in arrears but reflects the bonus in the table above in the year to which it related. Bonuses related to 2011 were paid February 24, 2012 and are reflected in the schedule above as 2011 bonuses. Bonuses related to 2012 were paid March 1, 2013 and are reflected in the schedule above as 2012 bonuses. Bonuses related to 2013 were paid February 28, 2014 and are reflected in the schedule above as 2013 bonuses.
(2)	Harvest uses the Black-Scholes option pricing model to determine the value of each option grant on the date of grant. Harvest does not advocate or necessarily agree that the Black-Scholes option pricing model can properly determine the value of an option. The 2013 calculations for the named officers are based on a weighted average expected life of five years, expected volatility of 79.42%, risk free interest rate of 1.345%, expected dividend yield of 0% and expected annual forfeitures of 1.15% for stock options and 0% for restricted stock.
(3)	In May 2012, Harvest issued stock appreciation rights (“SAR”) and restricted stock units (“RSU”) as long-term incentive compensation. In July 2013, Harvest issued additional SAR’s for long-term incentive compensation. These instruments can be settled in cash or equity. Currently, no plan has been approved by the shareholders for equity settlement and Harvest is recording the liability and expense associated with the awards based on the fair market value of the stock.

(4)	Detail of all other compensation paid:

Name and Principal Position	Year	Group Term Life	Company 401(K) Match	Other Non- Cash	Special Accomplishment Bonus	Severance	Foreign Housing and Living Expense	Cost of Living Adjustment	Vacation Allowance	Transportation Allowance	Foreign Service Premium	Foreign Taxes	Total ($)
James A. Edmiston	2013	$7,949	$10,200	—			—	—	—	—	—	—	$18,149
President and Chief Executive Officer	2012	$7,965	$10,000	—			—	—	—	—	—	—	$17,965
	2011	$8,035	$9,800	—	$200,000		—	—	—	—	—	—	$217,835

Stephen C. Haynes	2013	$8,723	$10,200	—			—	—	—	—	—	—	$18,923
Vice President, Chief Financial Officer	2012	$8,331	$10,000	—			—	—	—	—	—	—	$18,331
	2011	$4,348	$9,800	—			—	—	—	—	—	—	$14,148

Robert Speirs	2013	$1,290	—	—			$175,242	$93,894	$48,276	$34,000	$28,500	$4,161	$385,363
Vice President, Eastern Operations	2012	$1,290	—	—			$157,699	$81,041	$43,795	$34,000	$28,500	$18,994	$365,319
	2011	$1,376	—	—			$173,308	$81,699	$40,450	$34,000	$28,500	$(9,205)	$350,128

Karl L. Nesselrode	2013	$7,698	$10,200	—			—	—	—	—	—	—	$17,898
Vice President, Engineering and Business Development	2012	$7,714	$10,000	—			—	—	—	—	—	—	$17,714
	2011	$4,037	$9,800	—	$100,000		—	—	—	—	—	$100,954	$214,791

Keith L. Head	2013	$10,168	$10,200	—			—	—	—	—	—	—	$20,368
Vice President, General Counsel	2012	$10,184	$10,000	—			—	—	—	—	—	—	$20,184
	2011	$5,283	$9,800	—	$25,000		—	—	—	—	—	—	$40,083

Grants of Plan-Based Awards

The following table shows information concerning options to purchase Common Stock granted to each of the named executive officers during 2013.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards	Fair Value of Stock Based Awards
		(#)	(#)	($/Sh)	($)(2)
James A. Edmiston	07/18/2013		373,000	$4.80	1,117,719
	07/18/2013	24,000			115,200
Stephen C. Haynes	07/18/2013		107,000	$4.80	320,633
	07/18/2013	7,000			33,600
Robert Speirs	07/18/2013		126,000	$4.80	377,567
	07/18/2013	8,000			38,400
Karl L. Nesselrode	07/18/2013		98,000	$4.80	293,663
	07/18/2013	7,000			33,600
Keith L. Head	07/18/2013		96,000	$4.80	287,670
	07/18/2013	7,000			33,600

Notes:

(1)	Options granted July 18, 2013 vest 1/3 each year over a three year period.
(2)	Harvest granted options representing 920,004 shares to employees in 2013.

Outstanding Equity Awards at Fiscal Year End

The following table shows information concerning outstanding equity awards as of December 31, 2013 held by the named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares Or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Not Exercisable	(#)	($)	(Date)	(#)	($)	(#)
James A. Edmiston	100,000			$13.585	9/1/2014
	75,000			$12.795	3/4/2015
			85,000	$10.800	9/15/2015
			165,000	$10.800	9/15/2015
								250,000	(1)(2)
	17,000			$9.605	3/2/2016
	24,334			$9.605	3/2/2016
	250,000			$9.625	2/27/2014
	120,000	—		$10.175	5/15/2015
	65,000	—		$4.595	6/18/2016
	160,900	—		$7.100	5/20/2015
	76,134	38,066		$11.190	5/20/2016	29,200	130,086
	43,332	86,668		$5.120	5/17/2017
		373,000		$4.800	7/17/2018	24,000	106,920
Stephen C. Haynes	50,000	—		$10.245	5/19/2015
	12,000	—		$4.595	6/18/2016
	35,900	—		$7.100	5/20/2015
	34,067	17,033		$11.190	5/20/2016	13,100	58,361
	12,333	24,667		$5.120	5/17/2017
		107,000		$4.800	7/17/2018	7,000	31,185
Robert Speirs	80,000	—		$13.690	6/1/2016
	80,000	—		$9.625	2/27/2014
	40,000	—		$10.175	5/15/2015
	12,500	—		$4.595	6/18/2016
	47,800	—		$7.100	5/20/2015
	44,200	22,100		$11.190	5/20/2016	16,900	75,290
	14,333	28,667		$5.120	5/17/2017
		126,000		$4.800	7/17/2018	8,000	35,640
Karl L. Nesselrode	8,000			$13.010	5/26/2014
	20,000	—		$12.795	3/4/2015
	13,334	—		$9.605	3/2/2016
	70,000	—		$9.625	2/27/2014
	40,000	—		$10.175	5/15/2015
	29,900	—		$7.100	5/20/2015
	31,600	15,800		$11.190	5/20/2016	12,100	53,906
	11,333	22,667		$5.120	5/17/2017
		98,000		$4.800	7/17/2018	7,000	31,185
Keith L. Head	50,000	—		$10.065	5/7/2014
	20,000	—		$10.175	5/15/2015
	18,000	—		$7.100	5/20/2015
	20,333	10,167		$11.190	5/20/2016	7,800	34,749
	11,333	22,667		$5.120	5/17/2017
		96,000		$4.800	7/17/2018	7,000	31,185

(1)	The market value of shares is $4.455 per share, based upon the average of the high and low market prices on December 31, 2013.
(2)	This stock unit is a right to receive, after vesting, a cash amount equal to the difference between the closing price of the stock on September 15, 2005 ($10.80) and the price of the stock on the date the payment is distributed. Vesting is 1/3 on the last to occur of September 15, 2006 and the date on which the average of the stock price for 10 consecutive trading days is greater than $25 per share. Vesting of 1/3 on September 2007 and 2008 is subject to the same $25 per share condition.

Options Exercised and Stock Vested

The following table provides information regarding the exercise of stock options and restricted stock vested during 2013 by the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
James A. Edmiston	—	—	46,900	$142,107
Stephen Haynes	—	—	13,200	$39,996
Robert Speirs	—	—	17,500	$124,250
Karl L. Nesselrode	—	—	11,000	$33,330
Keith L. Head	—	—	6,600	$19,998

Potential Payments under Termination or Change of Control

The tables below reflect the additional compensation to the named executive officers of the Company under the terms of their Executive Employment Agreements in the event of termination without cause or without proper notice, termination following change of control, or termination for disability or death. (See Compensation Discussion and Analysis — Employment Agreements and Change of Control above for a description of the terms of the Executive Employment Agreements.) The amounts shown in the tables assume that such termination was effective as of December 31, 2013, and thus include estimated amounts earned through that date that would be paid out to the named executive officers. The actual amounts can only be determined at the time of separation from the Company. Accelerated vesting of stock awards is based on a December 31, 2013 stock price of $4.52.

Executive Compensation and Benefits-James Edmiston	Voluntary Termination on 12/31/2013	Termination for Good Reason or Involuntary Termination without Cause or Notice on 12/31/2013	Termination due to Change in Control on 12/31/2013	For Cause Termination on 12/31/2013	Death on 12/31/2013	Disability on 12/31/2013
Compensation:
Base Salary	—	$1,710,000	$1,710,000	—	$1,710,000	$1,710,000
Short-term Incentive	$0	$0	$2,252,250	—	$0	$0
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	$0	$0	—	$0	$0
Restricted Shares/RSUs	—	$627,679	$627,679	—	$627,679	$627,679
Benefits and Perquisites:
Outplacement	—	$20,000	$20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Excise Tax Gross Up	—	—	$1,573,094	—	—	—
Disability Benefits per year *	—	—	—	—	—	$120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	$96,381	—	—	—
401(k) employer match	—	$30,600	$30,600	—	$30,600	$30,600
Total	$0	$2,388,279	$6,310,004	$0	$2,668,279	$2,488,279

*	until no longer disabled or Social Security Retirement Age

Executive Compensation and Benefits-Stephen Haynes	Voluntary Termination on 12/31/2013	Termination for Good Reason or Involuntary Termination without Cause or Notice on 12/31/2013	Termination due to Change in Control on 12/31/2013	For Cause Termination on 12/31/2013	Death on 12/31/2013	Disability on 12/31/2013
Compensation:
Base Salary	—	$610,000	$610,000	—	$610,000	$610,000
Short-term Incentive	—	$0	$483,210	—	—	—
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	$0	$0	—	$0	$0
Restricted Shares/RSUs	—	$209,882	$209,882	—	$209,882	$209,882
Benefits and Perquisites:
Outplacement	—	$20,000	$20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Excise Tax Gross Up	—	—	$0	—	—	—
Disability Benefits per year *	—	—	—	—	—	$120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	$58,876	—	—	—
401(k) employer match	—	$20,400	$20,400	—	$20,400	$20,400
Total	$0	$860,282	$1,402,368	$0	$1,140,282	$960,282

*	until no longer disabled or Social Security Retirement Age

Executive Compensation and Benefits-Robert Speirs	Voluntary Termination on 12/31/2013	Termination for Good Reason or Involuntary Termination without Cause or Notice on 12/31/2013	Termination due to Change in Control on 12/31/2013	For Cause Termination on 12/31/2013	Death on 12/31/2013	Disability on 12/31/2013
Compensation:
Base Salary	—	$720,000	$720,000	—	$720,000	$720,000
Short-term Incentive	—	$0	$592,020	—	—	—
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	$0	$0	—	$0	$0
Restricted Shares/RSUs	—	$254,178	$254,178	—	$254,178	$254,178
Benefits and Perquisites:
Outplacement	—	$20,000	$20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Excise Tax Gross Up	—	—	$0	—	—	—
Disability Benefits per year *	—	—	—	—	—	$120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	$53,568	—	—	—
401(k) employer match	—	—	—	—	—	—
Total	$0	$994,178	$1,639,766	$0	$1,274,178	$1,094,178

*	until no longer disabled or Social Security Retirement Age

Executive Compensation and Benefits-Karl Nesselrode	Voluntary Termination on 12/31/2013	Termination for Good Reason or Involuntary Termination without Cause or Notice on 12/31/2013	Termination due to Change in Control on 12/31/2013	For Cause Termination on 12/31/2013	Death on 12/31/2013	Disability on 12/31/2013
Compensation:
Base Salary	—	$560,000	$560,000	—	$560,000	$560,000
Short-term Incentive	—	$0	$442,260	—	—	—
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	$0	$0	—	$0	$0
Restricted Shares/RSUs	—	$211,387	$211,387	—	$211,387	$211,387
Benefits and Perquisites:
Outplacement	—	$20,000	$20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Excise Tax Gross Up	—	—	$0	—	—	—
Disability Benefits per year *	—	—	—	—	—	$120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	$61,492	—	—	—
401(k) employer match	—	$20,400	$20,400	—	$20,400	$20,400
Total	$0	$811,787	$1,315,539	$0	$1,091,787	$911,787

*	until no longer disabled or Social Security Retirement Age

Executive Compensation and Benefits-Keith Head	Voluntary Termination on 12/31/2013	Termination for Good Reason or Involuntary Termination without Cause or Notice on 12/31/2013	Termination due to Change in Control on 12/31/2013	For Cause Termination on 12/31/2013	Death on 12/31/2013	Disability on 12/31/2013
Compensation:
Base Salary	—	$550,000	$550,000	—	$550,000	$550,000
Short-term Incentive	—	$0	$413,400	—	—	—
Long-term Incentives
Stock Options/SARs (Intrinsic Value)	—	$0	$0	—	$0	$0
Restricted Shares/RSUs	—	$199,486	$199,486	—	$199,486	$199,486
Benefits and Perquisites:
Outplacement	—	$20,000	$20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Excise Tax Gross Up	—	—	$0	—	—	—
Disability Benefits per year *	—	—	—	—	—	$120,000
Medical, Dental, Life, Disability and Accident Insurance	—	—	$52,876	—	—	—
401(k) employer match	—	$20,400	$20,400	—	$20,400	$20,400
Total	$0	$789,886	$1,256,162	$0	$1,069,886	$889,886

*	until no longer disabled or Social Security Retirement Age

STOCK OWNERSHIP

Directors and Named Executive Officers

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors, each named executive officer and our directors and named executive officers as a group. Except as otherwise indicated, all information is as of April 30, 2014.

The number of shares of our common stock beneficially owned by each director or named executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after April 30, 2014 through the exercise of stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his spouse) with respect to the shares set forth in the following table.

		Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Shares Acquirable Within 60 Days		Total Beneficial Ownership	Percent of Shares Outstanding(2)(3)
James A. Edmiston	367,766	763,101	(4)	1,130,867	2.64%
Stephen C. Haynes	71,647	173,667		245,314	*
Keith L. Head	49,293	141,167		190,460	*
Karl L. Nesselrode	69,478	181,301		250,779	*
Robert Speirs	225,483	275,267		500,750	1.18%
Stephen D. Chesebro’	449,521	10,000		459,521	1.09%
Igor Effimoff	60,667	10,000		70,667	*
H. H. Hardee	216,450	10,000		226,450	*
Robert E. Irelan	72,667	10,000		82,667	*
Patrick M. Murray	237,521	10,000		247,521	*
J. Michael Stinson	129,667	15,000		144,667	*
All current directors and executive officers as a group of eleven persons	1,950,160	1,599,503		3,549,663	8.12%

*	Represents less than one percent of our outstanding common stock.
(1)	This number does not include common stock that our directors or officers have a right to acquire within 60 days of April 30, 2014.
(2)	Percentages are based upon 42,104,038 shares of common stock outstanding on April 30, 2014.
(3)	Percentages have been calculated assuming that the vested options have been exercised by the individual for which the percent is being calculated.
(4)	Excludes options to purchase 250,000 shares that vest if the average closing price of the common stock equals or exceeds $20 per share for 10 consecutive trading days.

Certain Beneficial Owners

The following table shows the beneficial owners of more than five percent of the Company’s common stock as of April 30, 2014 based on information available as of that date:

Name & Address	Aggregate Number of Shares Beneficially Owned(1)		Percent of Shares Outstanding(2)	Report Date	Source
Glenhill Advisors LLC 600 Fifth Avenue, 11th Floor New York, NY 10020	4,364,130	(3)	10.37%	2/14/2014	Sch. 13G/A	(3)
MSDC Management LP 645 Fifth Avenue, 21st Floor New York, New York 10022	4,120,112	(4)	9.29%	2/14/2014	Sch. 13G/A	(4)
Dimensional Fund Advisors, Inc. Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,146,396	(5)	7.47%	2/10/2014	Sch. 13G/A
Caisse de dépôt et placement du Québec 1000 place Jean-Paul Riopelle Montreal (Quebec), H2Z 2B3	2,500,000		5.94%	2/13/2014	Sch. 13G/A

(1)	The stockholder has sole voting and dispositive power over the shares indicated unless otherwise disclosed.
(2)	The Company’s outstanding common shares as of April 30, 2014 were 42,104,038.
(3)	In its Schedule 13G/A, Glenhill Advisors LLC and its affiliates reported sole voting power with respect to 3,838,161 shares, shared voting power with respect to 525,969 shares and sole dispositive power with respect to all shares.
(4)	In its Schedule 13G/A, MSDC Management LP and its affiliates reported shared voting and dispositive power with respect to all shares. Includes 2,260,877 shares issuable upon the exercise of warrants.
(5)	In its Schedule 13G/A, Dimensional Fund Advisors, Inc. and its affiliates reported sole voting power with respect to 3,092,733 shares and sole dispositive power with respect to all shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires our directors, executive officers and beneficial holders of more than 10 percent of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our stock. Based solely upon our review of SEC Forms 3, 4 and 5 and any amendments thereto furnished to us, to our knowledge, during fiscal year 2013, our officers, directors and 10 percent stockholders complied with all Section 16(a) filing requirements. In making this statement, we have relied upon the written representations of our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Code of Business Conduct and Ethics (the “Code”) applies to all of our directors, officers and employees. Under the Code, individuals subject to the Code and their family members must knowingly avoid owning any interest (other than nominal amounts of stock in publicly-traded companies) in any supplier or customer; consulting with, or being an employee of, any customer, lessor, lessee, contractor, supplier or competitor; purchasing from, or selling to us, assets, goods or services; or serving on the board of directors of any customer, lessor, lessee, contractor, supplier or competitor, except where full disclosure of all facts is made known to us in advance to permit us to protect our interests. Each year we require our executive officers to certify their compliance with the Code. Our Audit Committee has oversight compliance responsibilities for the Code. Exceptions to the Code are reported to the Audit Committee. Waivers of the Code for officers and directors may only be granted by the Board and waivers for employees may only be granted by the CEO and reported to the Audit Committee. No waivers of the Code were granted in 2013. In addition to the Code, each year we require our directors and executive officers to disclose in writing certain transactions and relationships and this information is used in preparing this report and the proxy statement and in making independence determinations for directors.

For the purposes of this report, the Company has no transactions to describe pursuant to SEC Regulation S-K Item 404(a).

HOUSEHOLDING OF PROXY STATEMENT

In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, one proxy statement may be delivered to two or more holders of our common stock who share an address, unless we have received contrary instructions from one or more of the holders of our common stock sharing that address. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a holder of common stock at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to holders of common stock who share an address, should be directed to:

Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, TX 77077

Attention: Corporate Secretary

Telephone (281) 899-5700

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 19, 2013, we, at the direction and with the unanimous approval of the Audit Committee, dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm and engaged UHY LLP (“UHY”) to become its new independent registered public accounting firm.

PwC’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2012 and 2011 did not contain any adverse opinion or a disclaimer of opinion, nor were those reports qualified or modified as to uncertainty, audit scope or accounting principles, except that PwC’s audit opinion on the Company’s financial statements as of and for the year ended December 31, 2012 (a) includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern and (b) expresses an opinion that the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2012, because of material weaknesses in internal control over financial reporting as described below.

During the Company’s fiscal years ended December 31, 2011 and 2012, and the subsequent interim period through June 19, 2013, there were no disagreements with PwC on any matters of accounting principles and practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of PwC, would have caused it to make reference to the disagreement in connection with its reports on the Company’s financial statements.

Except for the six material weaknesses in the Company’s internal control over financial reporting as described by the Company in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2013 (the “2012 Form 10-K”), there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K that occurred during the Company’s fiscal years ended December 31, 2011 and 2012 or during the subsequent interim period through June 19, 2013. The material weaknesses in internal control over financial reporting identified in the 2012 Form 10-K related to (1) an insufficient complement of accounting and financial reporting resources; (2) accounting for certain transactions for oil and gas unproved properties; (3) accounting for income taxes; (4) appropriate segregation of duties related to certain system access rights and the recording and review of journal entries; (5) preparation and review of certain classification and disclosure matters impacting the financial statements and related notes; and (6) significant and complex debt and equity transactions. Because of these weaknesses, the Company’s management concluded, as reported in the 2012 Form 10-K, that the Company did not maintain effective internal control over financial reporting as of December 31, 2012. PwC, in its attestation report in the 2012 Form 10-K also reported that, in its opinion, the Company did not maintain in all material respects, effective internal control over financial reporting as of December 31, 2012. The Audit Committee discussed these matters with PwC, and the Company authorized PwC to respond fully to any inquiries by UHY.

The Company provided PwC with a copy of its June 19, 2013 Current Report on Form 8-K filed on June 21, 2013 in which the change in accountants was reported and requested that PwC furnish the Company with a letter addressed to the Commission stating whether PwC agrees with the statements made by the Company herein. A copy of PwC’s response letter was included as Exhibit 16.1 to the June 19, 2013 Form 8-K.

During the fiscal years ended December 31, 2011 and 2012 and the subsequent interim period through the date of UHY’s engagement, neither the Company nor anyone acting on its behalf consulted UHY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by UHY to the Company that UHY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to such item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed our audited financial statements for the year ended December 31, 2013 with management and UHY LLP, our independent registered public accounting firm. In addition, we discussed with UHY LLP the matters required to be discussed by Public Company Accounting Oversight Board’s AU Section 380 (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with respect to those statements.

We have received the written disclosures and the letter from UHY LLP required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence, in connection with its audit of the Company’s most recent financial statements, and have discussed with UHY LLP its independence.

Based upon these reviews and discussions, and management’s assurances, we recommend to the Board of Directors that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The information in the foregoing paragraphs shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

Patrick M. Murray, Chairman

Igor Effimoff

H.H. Hardee

J. Michael Stinson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In 2013, UHY LLP (“UHY”) became our independent registered public accounting firm and provided certain tax and consulting services to us. Prior to 2013, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) served as our independent registered public accounting firm. Representatives of UHY are expected to attend the annual meeting of stockholders where they will be available to respond to questions and, if they desire, to make a statement.

The following is a summary of the fees for professional services rendered by UHY and PricewaterhouseCoopers for each of the years ended December 31, 2013 and December 31, 2012.

Audit Fees. The aggregate fees billed by UHY and PricewaterhouseCoopers for each of the last two fiscal years for professional services rendered in connection with the audit of our annual financial statements and review of financial statements included in our quarterly reports and services that are normally provided by it in connection with statutory and regulatory filings or engagements for the year ending on December 31 were as follows:

	2013		2012
Fees	UHY	PricewaterhouseCoopers	PricewaterhouseCoopers
Audit	$1,219,714	$345,000	$3,327,212
Audit Related	$162,562	$155,304	—
Tax	$50,834	—	32,274
All Other	—	$3,838	—
Total	$1,433,110	$504,142	$3,359,486

All of the foregoing fees were approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee’s Charter provides that our independent registered public accounting firm may provide only those services pre-approved by the Audit Committee, subject to de minimis exceptions for non-audit services described in the rules and regulations of the SEC, which are subsequently ratified by the Audit Committee prior to completion of the audit. The Audit Committee annually reviews and pre-approves the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the independent registered public accounting firm. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services.

The Audit Committee may delegate to a member(s) the authority to grant pre-approvals under its policy with respect to audit and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting.

The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the registered public accounting firm’s independence.

QUESTIONS AND INFORMATION REGARDING THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q.	Why did I receive the Notice of Internet Availability of Proxy Materials?

A:	Since we are providing proxy materials to you primarily via the Internet, instead of mailing printed copies to each owner of our common stock, you received a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice was mailed to stockholders on or about June 6, 2014. The Notice directs you to a website where you can view our proxy materials, including the proxy statement and our 2013 Annual Report on Form 10-K, and cast your vote. If you would like to obtain a paper copy of the proxy materials, including our Annual Report on Form 10-K, please follow the instructions in the Notice.

Q.	What shares owned by me can be voted?

A:	You may vote all shares owned by you as of the close of business on May 23, 2014, the record date. These shares include those (1) held directly in your name as a stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and the Notice is being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for your use.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring proof of identification and request a ballot at the meeting.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later cannot attend or decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or mail. Please refer to the summary instructions below and those included in the Notice or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet – If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions in the Notice.

By Telephone – If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions in the Notice.

By Mail – You may do this by requesting a paper copy of the proxy materials, which will include a proxy card, or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the postage prepaid and addressed envelope provided. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy by Internet, telephone or mail. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee. Proxies are revocable by written notice to the Secretary of the Company at our address set forth on the cover of this proxy statement, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees, or your vote may be “WITHHELD” for one or more of the nominees, in which case your vote will be FOR all the nominees from whom you do not specifically withhold your vote. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

For the ratification of independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

If you provide your proxy or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the seven persons receiving the highest number of “FOR” votes will be elected.

The ratification of the appointment of independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present, in person or by proxy, and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means you have shares which are registered in different ways or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting. We will also provide preliminary voting results within four business days after the meeting, and provide final voting results within four business days after they are available, by filing a Current Report on Form 8-K with the SEC, which you can access at the SEC’s website, www.sec.gov, or at our website at www.harvestnr.com.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the two proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Stephen C. Haynes and Keith L. Head, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What classes of shares are entitled to be voted?

A:	There is only one class of common stock. Each share of our common stock outstanding as of the close of business on May 23, 2014, the record date, is entitled to one vote at the annual meeting. On the record date, we had 42,093,735 shares of common stock outstanding.

Q:	Who will count the vote?

A:	A representative of Wells Fargo Bank, N.A., our transfer agent, will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to our management.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	The cost of this proxy solicitation will be borne by the Company. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials, except that certain expenses for Internet access will be incurred by you if you choose to access the proxy materials or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who, except in the case of non-executive directors, will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations.

Under SEC rules, stockholder proposals for our 2015 annual meeting of stockholders must be received at our principal executive offices by January 29, 2015 to be eligible for inclusion in our proxy materials relating to that meeting.

Under the Company’s Bylaws, other stockholder proposals that are proposed to be brought before the 2015 annual meeting (outside the process of the SEC’s rule on stockholder proposals) must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2015 annual meeting, would be no earlier than January 17, 2015, and no later than May 17, 2015); provided, however, that in the event that the date of the annual meeting is more than 45 days later than the anniversary date of the immediately preceding annual meeting (which, for the 2015 annual meeting, would be after August 30, 2015), nominations by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the annual meeting was mailed to stockholders or the date on which it is first disclosed to the public. Nominations for directors must be submitted as described on page 5 of this proxy statement.

Any stockholder proposals must be in writing and addressed to the attention of our Corporate Secretary. We reserve the right to reject, rule out of order or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

KEITH L. HEAD
Vice President, General Counsel and Corporate Secretary

May 29, 2014

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:	☐	☐	☐
1. Election of Directors
Nominees

01 Stephen D. Chesebro’ 02 James A. Edmiston 03 Dr. Igor Effimoff 04 H.H. Hardee 05 Robert E. Irelan
06 Patrick M. Murray 07 J. Michael Stinson

The Board of Directors recommends you vote FOR the following proposal:					For Against Abstain

2 To ratify the appointment of UHY LLP, independent registered public accounting firm for the year ending December 31, 2014.					☐ ☐ ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
SHARES
CUSIP #
			JOB #		SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

HARVEST NATURAL RESOURCES, INC. Annual Meeting of Shareholders July 16, 2014 8:30 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Keith L. Head and Stephen C. Haynes, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of HARVEST NATURAL RESOURCES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 08:30 AM, CDT on 7/16/2014, at the Company’s Offices 1177 Enclave Parkway Houston, Texas 77077, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side